Advanced Micro Devices, Inc.
Executive Incentive Plan
(Amendment and Restatement Approved by the Board of Directors on February 12, 2016)
(Approved by the Stockholders on May 12, 2016)
(Amendment Approved by the Board of Directors on February 8, 2018)

1.	Purposes.
The purposes of the Advanced Micro Devices, Inc. (“AMD”) Executive Incentive Plan are to motivate the Company’s key employees to improve stockholder value by linking a portion of their cash compensation to the Company’s financial performance, reward key employees for improving the Company’s financial performance, and help attract and retain key employees. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Section 162(m) of the Code.

2.	Definitions.
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

A.
“Award” means, with respect to each Participant, any cash incentive payment made under the Plan for a Performance Period, including Awards that qualify as performance-based compensation under Section 162(m) of the Code.

B.	“Code” means the Internal Revenue Code of 1986, as amended.

C.
“Committee” means the Compensation and Leadership Resources Committee of AMD’s Board of Directors, or such other committee designated by that Board of Directors, which is authorized to administer the Plan under Section 3 hereof. With respect to payments hereunder intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee shall be comprised solely of two or more directors who are “outside directors” under Section 162(m) of the Code.

D.
“Company” means AMD and any corporation or other business entity of which AMD (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.

E.	“Key Employee” means any employee of the Company whose performance the Committee determines can have a significant effect on the success of the Company.

F.	“Participant” means any Key Employee to whom an Award is granted under the Plan.

G.	“Performance Period” means any fiscal year of the Company or such other period as determined by the Committee.

H.	“Plan” means this Plan, which shall be known as the AMD Executive Incentive Plan.

3.	Administration.

A.
The Plan shall be administered by the Committee. Subject to the requirements for qualifying payments hereunder as performance-based compensation under Section 162(m) of the Code, the Committee shall have the authority to:

(i)	interpret and determine all questions of policy and expediency pertaining to the Plan;

(ii)	adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;

(iii)	select Key Employees to receive Awards;

(iv)	determine the terms of Awards;

(v)	determine amounts subject to Awards (within the limits prescribed in the Plan);

(vi)	determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of the Company or an acquired business unit;

(vii)	grant waivers of Plan or Award conditions (other than Awards intended to qualify as performance-based compensation under Section 162(m) of the Code);

(viii)	accelerate the payment of Awards (but with respect to Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, only as permitted under that Section);

(ix)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice;

(x)	take any and all other actions it deems necessary or advisable for the proper administration of the Plan;

(xi)	adopt such Plan procedures, regulations, subplans and the like as it deems are necessary to enable Key Employees to receive Awards; and

(xii)
amend the Plan at any time and from time to time, provided however that no amendment to the Plan shall be effective unless approved by the Company’s stockholders, to the extent such stockholder approval is required under Section 162(m) of the Code.

B.
The Committee may delegate its authority to grant and administer Awards to a separate committee; however, only the Committee may grant and administer Awards which are intended to qualify as performance-based compensation under Section 162(m) of the Code.

4.	Eligibility.

Only Key Employees as designated by the Committee are eligible to become Participants in the Plan. No person shall be automatically entitled to participate in the Plan.

5.	Performance Goals.

A.
The Committee shall set forth in writing objectively determinable performance goals (“Performance Goals”) applicable to a Participant for a Performance Period prior to the commencement of such Performance Period, provided, however, that such goals may be established after the start of the Performance Period but, with respect to an Award that is intended to qualify as performance-based compensation under Section 162(m) of the Code, in no event later than the latest time permitted by Section 162(m) of the Code with respect to any payments intended to qualify as performance-based compensation under Section 162(m) of the Code (generally, no later than the earlier of (i) 90 days after the commencement of the Performance Period or (ii) the lapse of 25% of the Performance Period, and in any event while the outcome is substantially uncertain) (the “162(m) Determination Date”).

B.	Each Performance Goal shall relate to one or more of the following business

•	Net income

•	Operating income

•	Earnings before interest and taxes

•	Earnings before interest, taxes, depreciation and amortization

•	Earnings per share

•	Return on investment

•	Return on capital

•	Return on invested capital

•	Return on capital compared to cost of capital

•	Return on capital employed

•	Return on equity

•	Return on assets

•	Return on net assets

•	Total stockholder return

•	Stockholder return

•	Cash return on capitalization

•	Revenue

•	Revenue ratios (per employee or per customer)

•	Stock price

•	Market share

•	Stockholder value

•	Net cash flow

•	Cash flow

•	Cash flow from operations

•	Cash balance

•	Cash conversion cycle

•	Cost reductions and cost ratios (per employee or per customer)

•	New product releases

•	Strategic positioning programs, including the achievement of specified milestones or the completion of specified projects.

C.
A Performance Goal applicable to an Award may provide for a targeted level or levels of achievement measured on a GAAP or non-GAAP basis, as determined by the Committee. A Performance Goal also may (but is not required to) be based solely by reference to the performance of the individual, the Company as a whole or any subsidiary, division, business segment or business unit of the Company, or any combination thereof or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to a peer group of other companies. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Committee, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals applicable to an Award. Such adjustments may include one or more of the following: (a) items related to a change in accounting principle; (b) items relating to financing activities; (c) expenses for restructuring or productivity initiatives; (d) other non-operating items; (e) items related to acquisitions; (f) items attributable to the business operations of any entity acquired by the Company during the applicable performance period; (g) items related to the disposal of a business or segment of a business; (h) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (i) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the applicable performance period; (j) any other items of significant income or expense which are determined to be appropriate adjustments; (k) items relating to unusual or extraordinary corporate transactions, events or developments, (l) items related to amortization of acquired intangible assets; (m) items that are outside the scope of the Company’s core, on-going business activities; (n) items related to acquired in-process research and development; (o) items relating to changes in tax laws; (p) items relating to major licensing or partnership arrangements; (q) items relating to asset impairment charges; (r) items relating to gains or losses for litigation, arbitration and contractual settlements; or (s) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions.

D.
With respect to an Award that is intended to qualify as performance-based compensation under Section 162(m) of the Code, on or prior to the 162(m) Determination Date, the Committee shall establish in writing a bonus formula specifying the target level and/or other level(s) of performance that must be achieved with respect to each criterion that is identified in a Performance Goal in order for an Award to be payable and shall, for each Participant, establish in writing a target (and/or other level(s)) Award payable under the Plan for the Performance Period upon attainment of the Performance Goals.

E.
In the event Performance Goals are based on more than one business criterion, the Committee may determine to make Awards upon attainment of the Performance Goal relating to any one or more of such criteria, provided the Performance Goals, when established, are stated as alternatives to one another at the time the Performance Goal is established.

6.	Awards.

A.	During any fiscal year of the Company, no Participant shall receive an Award of more than $10,000,000.

B.
No Award that is intended to qualify as performance-based compensation under Section 162(m) of the Code shall be paid to a Participant unless and until the Committee makes a certification in writing with respect to the attainment of the Performance Goals to the extent required by Section 162(m) of the Code. Although the Committee may in its sole discretion eliminate or reduce an Award payable to a Participant pursuant to the applicable bonus formula, the Committee shall have no discretion to increase the amount of a Participant’s Award as determined under the applicable bonus formula.

C.	Unless otherwise directed by the Committee, each Award shall be paid on the March 15 immediately following the end of the Performance Period to which such Award relates.

D.
The payment of an Award requires that the Participant be on the Company’s payroll as of the date of payment of the Award. Subject to the requirements for qualifying payments hereunder as performance-based compensation under Section 162(m) of the Code, the Committee may make exceptions to this requirement in the case of change in control, retirement, death or disability, as determined by the Committee in its sole discretion, provided, however, in the case of retirement under an Award that is intended to qualify as performance-based compensation under Section 162(m) of the Code, an exception may be made by the Committee only if the performance goals for such qualifying payments have been satisfied based on actual performance through the end of the Performance Period (or if applicable, based on actual performance through the termination date), the amount is pro-rated based on the time employed during the Performance Period, and the payment is made at the same time similarly situated participants receive bonuses for such Performance Period.

E.	The Company shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.

F.
At the discretion of the Committee, payment of an Award or any portion thereof may be deferred under a nonqualified deferred compensation plan maintained by the Committee until a time established by the Committee and in accordance with the terms of such plan.

7.	General.

A.
No Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code shall be paid under the Plan unless and until the Company’s stockholders shall have approved the Plan and the business criteria set forth above as required by Section 162(m) of the Code. So long as the Plan shall not have been previously terminated by the Company, it shall be resubmitted for approval by the Company’s stockholders in the fifth year after it shall have first been approved by the Company’s stockholders, and no later than every fifth year thereafter. In addition, the Plan shall be resubmitted to the Company’s stockholders for approval as required by Section 162(m) of the Code if it is amended in any way that changes the material terms of the Plan, including by materially modifying the business criteria set forth above, increasing the maximum Award payable under the Plan or changing the Plan’s eligibility requirements.

B.
Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by the Company for the account of the Participant under the Plan.

C.
Participation in the Plan shall not give any Key Employee any right to remain in the employ of the Company. Further, the adoption of this Plan shall not be deemed to give any Key Employee or other individual the right to be selected as a Participant or to be granted an Award.

D.
The Plan shall constitute an unfunded, unsecured obligation of the Company to make bonus payments from its general assets in accordance with the provisions of the Plan. To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

E.	The Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

F.	The Board may amend or terminate the Plan at any time and for any reason, subject to stockholder approval as described above.